Exhibit 99.1

November 6, 2019
USD Partners LP Announces Third Quarter 2019 Results
Houston, TX - USD Partners LP (NYSE: USDP) (the “Partnership”) announced today its operating and financial results for the three and nine months ended September 30, 2019. Financial highlights with respect to the third quarter of 2019 include the following:

•	Generated Net Cash Provided by Operating Activities of $14.6 million, Adjusted EBITDA(1) of $14.0 million and Distributable Cash Flow(1) of $10.5 million

•	Reported Net Income of $2.1 million

•	Increased quarterly cash distribution to $0.3675 per unit ($1.47 per unit on an annualized basis), delivering distribution growth of 0.7% over the prior quarter and 2.8% over the third quarter of 2018

•	Ended quarter with approximately $176 million of available liquidity, subject to continued compliance with financial covenants
“We are excited to announce the Partnership’s eighteenth consecutive quarterly distribution increase this quarter,” said Dan Borgen, the Partnership’s Chief Executive Officer. “As we have mentioned on previous calls, we continue to work with our remaining customer at Hardisty and Stroud on renewing and extending its commitments, which come due in 2020. Given the current lack of infrastructure supporting egress out of Western Canada, we continue to be optimistic about our re-contracting efforts and our ability to create long-term, sustainable solutions that include diluent recovery units (“DRU”) for our customers. We look forward to reporting more on this in the near future.”
Third Quarter 2019 Liquidity, Operational and Financial Results
Substantially all of the Partnership’s cash flows are generated from multi-year, take-or-pay terminalling services agreements related to its crude oil terminals, which include minimum monthly commitment fees. The Partnership’s customers include major integrated oil companies, refiners and marketers, the majority of which are investment-grade rated.
The Partnership’s operating results for the third quarter of 2019 relative to the same quarter in 2018 were primarily influenced by higher revenue at its Hardisty terminal due to increased rates on a portion of the terminalling services agreements that became effective July 1, 2019, resulting from the Partnership’s successful re-contracting efforts. In addition, the Partnership experienced higher revenue during the quarter associated with contracted throughput that exceeded the Partnership’s existing capacity at its Hardisty terminal. The Partnership entered into a terminalling services agreement with the Hardisty South facility owned by the Partnership’s sponsor to provide terminalling services for the contracted throughput that exceeded the Hardisty terminal’s transloading capacity. Under this arrangement, the Partnership incurred operating costs payable to the Partnership’s sponsor representing the same rate, on a per barrel basis, that the Partnership received in revenue for such contracted throughput.
However, lower revenue at the Partnership’s Casper terminal resulting from the conclusion of customer agreements in December 2018 and in August 2019 offset the higher revenue at Hardisty during quarter.

(1) The Partnership presents both GAAP and non-GAAP financial measures in this press release to assist in understanding the Partnership’s liquidity and ability to fund distributions. See “Non-GAAP Financial Measures” on page 3 and reconciliations of Net Cash Provided by Operating Activities, the most directly comparable GAAP measure, to Adjusted EBITDA and Distributable Cash Flow on page 8 of this press release.

Net income for the quarter decreased as compared to the third quarter of 2018, primarily as a result of the operating factors discussed above coupled with a non-cash loss associated with the five-year interest rate derivative instrument that the Partnership entered into in November 2017 and slightly higher interest expense incurred resulting from higher interest rates as well as a higher weighted average balance of debt outstanding in the third quarter of 2019.
Net Cash Provided by Operating Activities for the quarter increased by 16% relative to the third quarter of 2018, primarily due to higher rates on a portion of the terminalling services agreements that became effective July 1, 2019 at the Hardisty terminal, offset by the conclusion of customer agreements at the Partnership’s Casper terminal in December 2018 and in August 2019. Cash flows were also affected by the general timing of receipts and payments of accounts receivable, accounts payable and deferred revenue balances.
Adjusted EBITDA and Distributable Cash Flow (“DCF”) decreased by 3% and 9%, respectively, for the quarter relative to the third quarter of 2018. The decrease in Adjusted EBITDA was primarily a result of the operating factors discussed above. DCF was also impacted by an increase in cash paid for interest associated with higher interest rates and higher average debt balances.
As of September 30, 2019, the Partnership had total available liquidity of approximately $176 million, including $7 million of unrestricted cash and cash equivalents and undrawn borrowing capacity of $169 million on its $385 million senior secured credit facility, subject to the Partnership’s continued compliance with financial covenants. Pursuant to the terms of the Partnership’s Credit Agreement, the Partnership’s borrowing capacity is currently limited to 4.5 times its trailing 12-month consolidated EBITDA, as defined in the Credit Agreement. The Partnership was in compliance with its financial covenants, as of September 30, 2019.
On October 24, 2019, the Partnership declared a quarterly cash distribution of $0.3675 per unit ($1.47 per unit on an annualized basis), which represents growth of 0.7% over the prior quarter and 2.8% over the third quarter of 2018. The distribution is payable on November 14, 2019, to unitholders of record at the close of business on November 4, 2019.
Third Quarter 2019 Conference Call Information
The Partnership will host a conference call and webcast regarding third quarter 2019 results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Thursday, November 7, 2019.
To listen live over the Internet, participants are advised to log on to the Partnership’s website at www.usdpartners.com and select the “Events & Presentations” sub-tab under the “Investors” tab. To join via telephone, participants may dial (877) 266-7551 domestically or +1 (339) 368-5209 internationally, conference ID 2764905. Participants are advised to dial in at least five minutes prior to the call.
An audio replay of the conference call will be available for thirty days by dialing (800) 585-8367 domestically or +1 (404) 537-3406 internationally, conference ID 2764905. In addition, a replay of the audio webcast will be available by accessing the Partnership’s website after the call is concluded.

About USD Partners LP
USD Partners LP is a fee-based, growth-oriented master limited partnership formed in 2014 by US Development Group, LLC (“USDG”) to acquire, develop and operate midstream infrastructure and complementary logistics solutions for crude oil, biofuels and other energy-related products. The Partnership generates substantially all of its operating cash flows from multi-year, take-or-pay contracts with primarily investment grade customers, including major integrated oil companies and refiners. The Partnership’s principal assets include a network of crude oil terminals that facilitate the transportation of heavy crude oil from Western Canada to key demand centers across North America. The Partnership’s operations include railcar loading and unloading, storage and blending in on-site tanks, inbound and outbound pipeline connectivity, truck transloading, as well as other related logistics services. In addition, the Partnership provides customers with leased railcars and fleet services to facilitate the transportation of liquid hydrocarbons and biofuels by rail.
USDG, which owns the general partner of USD Partners LP, is engaged in designing, developing, owning, and managing large-scale multi-modal logistics centers and energy-related infrastructure across North America. USDG solutions create flexible market access for customers in significant growth areas and key demand centers, including Western Canada, the U.S. Gulf Coast and Mexico. Among other projects, USDG is currently pursuing the development of a premier energy logistics terminal on the Houston Ship Channel with capacity for substantial tank storage, multiple docks (including barge and deepwater), inbound and outbound pipeline connectivity, as well as a rail terminal with unit train capabilities. For additional information, please visit texasdeepwater.com. Information on websites referenced in this release are not part of this release.
Non-GAAP Financial Measures
The Partnership defines Adjusted EBITDA as Net Cash Provided by Operating Activities adjusted for changes in working capital items, interest, income taxes, foreign currency transaction gains and losses, and other items which do not affect the underlying cash flows produced by the Partnership’s businesses. Adjusted EBITDA is a non-GAAP, supplemental financial measure used by management and external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:

•	the Partnership’s liquidity and the ability of the Partnership’s businesses to produce sufficient cash flows to make distributions to the Partnership’s unitholders; and

•	the Partnership’s ability to incur and service debt and fund capital expenditures.
The Partnership defines Distributable Cash Flow, or DCF, as Adjusted EBITDA less net cash paid for interest, income taxes and maintenance capital expenditures. DCF does not reflect changes in working capital balances. DCF is a non-GAAP, supplemental financial measure used by management and by external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:

•	the amount of cash available for making distributions to the Partnership’s unitholders;

•	the excess cash flow being retained for use in enhancing the Partnership’s existing business; and

•	the sustainability of the Partnership’s current distribution rate per unit.

The Partnership believes that the presentation of Adjusted EBITDA and DCF in this press release provides information that enhances an investor’s understanding of the Partnership’s ability to generate cash for payment of distributions and other purposes. The GAAP measure most directly comparable to Adjusted EBITDA and DCF is Net Cash Provided by Operating Activities. Adjusted EBITDA and DCF should not be considered alternatives to Net Cash Provided by Operating Activities or any other measure of liquidity presented in accordance with GAAP. Adjusted EBITDA and DCF exclude some, but not all, items that affect Net Cash Provided by Operating Activities and these measures may vary among other companies. As a result, Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies. Reconciliations of Net Cash Provided by Operating Activities to Adjusted EBITDA and DCF are presented on page 8 of this press release.
Contact:
Adam Altsuler
Senior Vice President, Chief Financial Officer
(281) 291-3995
aaltsuler@usdg.com

Jennifer Waller
Associate Director, Financial Reporting and Investor Relations
(832) 991-8383
jwaller@usdg.com
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements with respect to the ability of the Partnership and USDG to achieve contract extensions, new customer agreements and expansions; the ability of the Partnership and USDG to develop existing and future additional projects and expansion opportunities (including potential DRUs) and whether those projects and opportunities developed by USDG would be made available for acquisition, or acquired, by the Partnership; volumes at, and demand for, the Partnership’s terminals; and the amount and timing of future distribution payments and distribution growth. Words and phrases such as “is expected,” “is planned,” “believes,” “projects,” “begin,” “anticipates,” “expects,” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Partnership are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this press release was issued. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include those as set forth under the heading “Risk Factors” in the Partnership’s most recent Annual Report on Form 10-K and in the Partnership’s subsequent filings with the Securities and Exchange Commission. The Partnership is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USD Partners LP
Consolidated Statements of Income
For the Three and Nine Months Ended September 30, 2019 and 2018
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(in thousands)
Revenues
Terminalling services	$23,709	$22,070	$63,437	$66,586
Terminalling services — related party	4,459	5,715	15,622	15,414
Fleet leases — related party	984	984	2,951	2,951
Fleet services	50	80	158	505
Fleet services — related party	227	227	682	682
Freight and other reimbursables	272	510	973	2,754
Freight and other reimbursables — related party	193	—	254	4
Total revenues	29,894	29,586	84,077	88,896
Operating costs
Subcontracted rail services	3,689	3,674	10,953	10,047
Pipeline fees	5,411	5,267	15,374	16,109
Freight and other reimbursables	465	510	1,227	2,758
Operating and maintenance	2,481	2,686	8,202	7,540
Operating and maintenance — related party	2,471	—	2,471	—
Selling, general and administrative	2,940	2,463	8,139	7,912
Selling, general and administrative — related party	1,406	1,893	6,081	5,640
Depreciation and amortization	5,300	5,271	15,317	15,807
Total operating costs	24,163	21,764	67,764	65,813
Operating income	5,731	7,822	16,313	23,083
Interest expense	3,005	2,827	9,174	8,025
Loss (gain) associated with derivative instruments	220	(413)	1,966	(1,823)
Foreign currency transaction loss (gain)	35	(89)	237	(183)
Other expense (income), net	(49)	(1)	(52)	71
Income before income taxes	2,520	5,498	4,988	16,993
Provision for (benefit from) income taxes	414	(430)	612	(2,247)
Net income	$2,106	$5,928	$4,376	$19,240

USD Partners LP
Consolidated Statements of Cash Flows
For the Three and Nine Months Ended September 30, 2019 and 2018
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(in thousands)

Cash flows from operating activities:
Net income	$2,106	$5,928	$4,376	$19,240
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,300	5,271	15,317	15,807
Loss (gain) associated with derivative instruments	220	(413)	1,966	(1,823)
Settlement of derivative contracts	—	—	1	(38)
Unit based compensation expense	1,537	1,438	4,533	4,333
Deferred income taxes	104	(731)	(299)	(3,269)
Other	208	216	915	719
Changes in operating assets and liabilities:
Accounts receivable	1,704	(845)	1,511	(3,459)
Accounts receivable — related party	(383)	3,830	(1,054)	2,450
Prepaid expenses and other assets	1,546	2,832	72	372
Other assets — related party	(369)	19	(329)	59
Accounts payable and accrued expenses	(2,463)	(593)	(411)	272
Accounts payable and accrued expenses — related party	2,472	(4,174)	2,429	(2,061)
Deferred revenue and other liabilities	2,661	(142)	5,590	(403)
Deferred revenue — related party	5	(8)	(462)	17
Net cash provided by operating activities	14,648	12,628	34,155	32,216
Cash flows from investing activities:
Additions of property and equipment	(4,395)	(241)	(7,072)	(443)
Proceeds from the sale of assets	—	—	—	236
Net cash used in investing activities	(4,395)	(241)	(7,072)	(207)
Cash flows from financing activities:
Distributions	(10,477)	(9,980)	(30,994)	(29,573)
Payments for deferred financing costs	—	—	(7)	—
Vested phantom units used for payment of participant taxes	(5)	(4)	(1,826)	(1,350)
Proceeds from long-term debt	8,000	2,000	28,000	20,000
Repayments of long-term debt	(8,000)	(6,000)	(21,000)	(21,000)
Other financing activities	—	—	(13)	—
Net cash used in financing activities	(10,482)	(13,984)	(25,840)	(31,923)
Effect of exchange rates on cash	(108)	174	497	(679)
Net change in cash, cash equivalents and restricted cash	(337)	(1,423)	1,740	(593)
Cash, cash equivalents and restricted cash – beginning of period	14,460	14,618	12,383	13,788
Cash, cash equivalents and restricted cash – end of period	$14,123	$13,195	$14,123	$13,195

USD Partners LP
Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
	2019	2018
ASSETS	(in thousands)
Current assets
Cash and cash equivalents	$6,479	$6,439
Restricted cash	7,644	5,944
Accounts receivable, net	3,653	5,132
Accounts receivable — related party	1,689	624
Prepaid expenses	1,435	2,115
Other current assets	404	634
Other current assets — related party	468	79
Total current assets	21,772	20,967
Property and equipment, net	148,544	145,308
Intangible assets, net	77,250	86,705
Goodwill	33,589	33,589
Operating lease right-of-use assets	13,083	—
Other non-current assets	764	631
Other non-current assets — related party	35	95
Total assets	$295,037	$287,295

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued expenses	$4,120	$3,464
Accounts payable and accrued expenses — related party	2,899	460
Deferred revenue	6,016	2,921
Deferred revenue — related party	1,464	1,885
Operating lease liabilities, current	5,075	—
Other current liabilities	3,765	2,804
Total current liabilities	23,339	11,534
Long-term debt, net	213,444	205,581
Deferred income tax liabilities, net	70	360
Operating lease liabilities, non-current	8,275	—
Other non-current liabilities	2,828	356
Total liabilities	247,956	217,831
Commitments and contingencies
Partners’ capital
Common units	67,240	107,903
Class A units	—	1,018
Subordinated units	(21,941)	(39,723)
General partner units	2,888	3,275
Accumulated other comprehensive loss	(1,106)	(3,009)
Total partners’ capital	47,081	69,464
Total liabilities and partners’ capital	$295,037	$287,295

USD Partners LP
GAAP to Non-GAAP Reconciliations
For the Three and Nine Months Ended September 30, 2019 and 2018
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(in thousands)

Net cash provided by operating activities	$14,648	$12,628	$34,155	$32,216
Add (deduct):
Amortization of deferred financing costs	(208)	(216)	(865)	(646)
Deferred income taxes	(104)	731	299	3,269
Changes in accounts receivable and other assets	(2,498)	(5,836)	(200)	578
Changes in accounts payable and accrued expenses	(9)	4,767	(2,018)	1,789
Changes in deferred revenue and other liabilities	(2,666)	150	(5,128)	386
Interest expense, net	2,983	2,827	9,133	8,025
Provision for (benefit from) income taxes	414	(430)	612	(2,247)
Foreign currency transaction loss (gain) (1)	35	(89)	237	(183)
Other income	(27)	—	(69)	—
Non-cash deferred amounts (2)	1,435	(51)	1,545	(154)
Adjusted EBITDA	14,003	14,481	37,701	43,033
Add (deduct):
Cash paid for income taxes	(297)	(177)	(904)	(626)
Cash paid for interest	(3,045)	(2,678)	(8,860)	(7,499)
Maintenance capital expenditures	(131)	(18)	(176)	(98)
Distributable cash flow	$10,530	$11,608	$27,761	$34,810

(1)	Represents foreign exchange transaction amounts associated with activities between the Partnership's U.S. and Canadian subsidiaries.
(2)
Represents the change in non-cash contract assets and liabilities associated with revenue recognized at blended rates based on tiered rate structures in certain of the Partnership's customer contracts and deferred revenue associated with deficiency credits that are expected to be used in the future prior to their expiration. Amounts presented are net of the corresponding prepaid Gibson pipeline fee that will be recognized as expense concurrently with the recognition of revenue.